Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200

Saul Centers, Inc. Reports Third Quarter 2026 Earnings

November 5, 2026, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS) (the "Company"), an equity real estate investment trust ("REIT"), announced operating results for the quarter ended September 30, 2026 ("2026 Quarter"). Total revenue for the 2026 Quarter increased to $78.4 million from $72.0 million for the quarter ended September 30, 2025 ("2025 Quarter"). Net income decreased to $12.6 million for the 2026 Quarter from $14.0 million for the 2025 Quarter.

During the 2026 Quarter, the Company continued to lease residential units at Hampden House. As of November 2, 2026, 267 (73.0%) of the 366 residential units were leased and occupied and 100% of the retail space was leased. Concurrent with the opening of Hampden House on October 1, 2025, interest, real estate taxes, depreciation and all other costs associated with the residential portion and the majority of the retail portion of the property began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, compared to the 2025 Quarter, net income for the 2026 Quarter was adversely impacted by $3.7 million due to the initial operations of Hampden House, of which $2.9 million is related to interest expense, net. Exclusive of Hampden House, net income increased by $2.3 million primarily due to higher commercial base rent of $2.0 million. Net income available to common stockholders decreased to $6.7 million, or $0.27 per basic and diluted share, for the 2026 Quarter from $7.7 million, or $0.32 per basic and diluted share, for the 2025 Quarter. Compared to the 2025 Quarter, net income available to common stockholders for the 2026 Quarter was adversely impacted by $1.6 million, or $0.07 per basic and diluted share, due to the initial operations of Hampden House.

Same property revenue increased $3.5 million, or 4.9%, and same property net operating income increased $2.5 million, or 5.0%, for the 2026 Quarter compared to the 2025 Quarter. Same property revenue was favorably impacted by $1.2 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, same property revenue increased $2.3 million primarily due to (a) higher commercial base rent of $1.2 million and (b) higher expense recoveries of $0.7 million. Same property net operating income was favorably impacted by $1.1 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, same property net operating income increased $1.4 million primarily due to higher commercial base rent of $1.2 million. Shopping Center same property net operating income for the 2026 Quarter totaled $37.4 million, a 4.6% increase compared to the 2025 Quarter. Shopping Center same property net operating income increased primarily due to (a) higher base rent of $1.3 million and (b) lower credit losses on operating lease receivables, net, of $0.4 million. Mixed-Use same property net operating income for the 2026 Quarter totaled $14.9 million, a 6.1% increase compared to the 2025 Quarter. Mixed-Use same property net operating income increased primarily due to the lease up of Twinbrook Quarter Phase I of $1.1 million. Exclusive of Twinbrook Quarter Phase I, Mixed-Use same property net operating income decreased $0.2 million primarily due to lower expense recoveries, net of expenses, of $0.2 million. One property, Hampden House, which commenced operations on October 1, 2025, was excluded from same property results. Reconciliations of (a) total revenue to same property revenue and (b) net income to same property net operating income are attached to this press release.

Same property revenue and same property net operating income are non-GAAP financial measures of performance that management believes improve the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue less straight-line base rent and amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property net operating income as net income plus (a) interest expense, net, (b) depreciation and amortization, (c) general and administrative expenses, (d) change in fair value of derivatives and (e) loss on the early extinguishment of debt minus (f) gains on property dispositions, (g) straight-line base rent, (h) amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties and (i) the net operating income of properties that were not in operation for the entirety of the comparable periods.

www.SaulCenters.com

Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) increased to $25.9 million, or $0.72 per basic and diluted share, in the 2026 Quarter compared to $25.3 million, or $0.72 per basic and diluted share, in the 2025 Quarter. FFO is a non-GAAP supplemental earnings measure that management considers meaningful in measuring operating performance. A definition of FFO and reconciliation of net income to FFO is attached to this press release as page 9. FFO available to common stockholders and noncontrolling interests was adversely impacted by $2.1 million, or $0.06 per basic and diluted share, due to the initial operations of Hampden House. Exclusive of Hampden House, FFO available to common stockholders and noncontrolling interests increased by $2.7 million primarily due to (a) higher commercial base rent of $2.0 million and (b) higher residential base rent of $0.6 million.

Excluding Hampden House, the Residential portfolio was 97.1% leased at September 30, 2026 and September 30, 2025.

For the nine months ended September 30, 2026 ("2026 Period"), total revenue increased to $233.5 million from $214.7 million for the nine months ended September 30, 2025 ("2025 Period"). Net income decreased to $36.2 million for the 2026 Period from $41.0 million for the 2025 Period. The primary reason for the decline was the $12.5 million adverse impact of the initial operations of Hampden House. Exclusive of Hampden House, net income increased by $7.7 million primarily due to (a) higher commercial base rent of $4.8 million and (b) higher residential base rent of $4.1 million partially offset by (c) higher general and administrative costs of $0.9 million. Net income available to common stockholders decreased to $18.9 million, or $0.78 per basic and diluted share, for the 2026 Period compared to $22.6 million, or $0.93 per basic and diluted share, for the 2025 Period. Compared to the 2025 Period, net income available to common stockholders for the 2026 Period was adversely impacted by $5.8 million, or $0.24 per basic and diluted share, due to the initial operations of Hampden House.

Same property revenue increased $13.3 million, or 6.4%, and same property net operating income increased $10.2 million, or 7.0%, for the 2026 Period compared to the 2025 Period. Same property revenue was favorably impacted by $7.1 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, same property revenue increased $6.2 million primarily due to (a) higher commercial base rent of $3.3 million, (b) higher expense recoveries of $2.3 million, (c) lower credit losses on operating lease receivables, net, of $0.4 million and (d) higher residential base rent of $0.3 million. Same property net operating income was favorably impacted by $6.7 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, same property net operating income increased $3.5 million primarily due to higher commercial base rent of $3.3 million. Shopping Center same property net operating income increased $4.1 million, or 3.9%, and Mixed-Use same property net operating income increased $6.1 million, or 15.2%. Shopping Center same property net operating income increased primarily due to (a) higher base rent of $3.4 million and (b) lower credit losses on operating lease receivables, net, of $0.8 million. Mixed-Use same property net operating income was favorably impacted by $6.7 million due to the lease up of Twinbrook Quarter Phase I. Exclusive of Twinbrook Quarter Phase I, Mixed-Use same property net operating income decreased by $0.6 million primarily due to lower expense recoveries, net of expenses, of $0.4 million. One property, Hampden House, was excluded from same property results.

FFO available to common stockholders and noncontrolling interests, after deducting preferred stock dividends, totaled $75.9 million, or $2.12 per basic and diluted share, for the 2026 Period compared to $75.2 million, or $2.16 per basic and diluted share, for the 2025 Period. FFO available to common stockholders and noncontrolling interests was adversely impacted by $7.7 million, or $0.22 per basic and diluted share, due to the initial operations of Hampden House. Exclusive of Hampden House, FFO available to common stockholders and noncontrolling interests increased by $8.3 million primarily due to (a) higher commercial base rent of $4.8 million, (b) higher residential base rent of $4.1 million and (c) lower credit losses on operating receivables, net, of $0.4 million partially offset by (d) higher general and administrative costs of $0.9 million.

Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 62 properties, which includes (a) 50 community and neighborhood shopping centers and nine mixed-use properties with approximately 10.6 million square feet of leasable area and (b) three non-operating land and development properties. Over 85% of the Saul Centers' property net operating income is generated by properties in the Washington, D.C./Baltimore metropolitan area.

Contact:    Carlos L. Heard
(301) 986-7737

www.SaulCenters.com

Safe Harbor Statement

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic or current reports filed with the SEC and include the following: (i) macroeconomic conditions, including geopolitical instability (such as the ongoing conflicts in the Middle East and Ukraine) and changes in tariff and trade policy, which may lead to a disruption of, or lack of access to, sources of funding and rising inflation, (ii) the ability of our tenants to pay rent, (iii) our reliance on shopping center "anchor" tenants and other significant tenants, (iv) our substantial relationships with members of the B. F. Saul Company and certain other affiliated entities, each of which is controlled by B. Francis Saul II and his family members, (v) financing risks, such as increases in interest rates, restrictions imposed by our debt, our ability to meet existing financial covenants and our ability to consummate planned and additional financings on acceptable terms or at all, (vi) our access to additional capital, (vii) our development activities, (viii) our ability to successfully complete additional acquisitions, developments or redevelopments, or if they are consummated, whether such acquisitions, developments or redevelopments perform as expected, (ix) adverse trends in the retail, office and residential real estate sectors, (x) risks relating to cybersecurity and potential future uses of artificial intelligence, including disruption to our business and operations, reputational risk, regulatory risk, and exposure to liabilities from tenants, employees, capital providers, and other third parties, (xi) risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, the relative illiquidity of real estate and environmental risks, and (xii) risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes to REIT requirements as a result of new legislation and the adverse consequences of any failure to qualify as a REIT. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic or current reports filed with the SEC.

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share amounts)	September 30, 2026	December 31, 2025
Assets
Real estate investments
Land	$597,402	$595,514
Buildings and equipment	2,187,331	2,162,135
Construction in progress	112,054	109,950
	2,896,787	2,867,599
Accumulated depreciation	(854,937)	(812,035)
Total real estate investments, net	2,041,850	2,055,564
Cash and cash equivalents	8,545	8,741
Accounts receivable and accrued income, net	68,916	60,799
Deferred leasing costs, net	25,795	25,847
Other assets	27,362	11,727
Total assets	$2,172,468	$2,162,678
Liabilities
Mortgage notes payable, net	$1,099,923	$1,063,530
Revolving credit facility payable, net	112,582	144,678
Term loan facility payable, net	139,198	138,870
Construction loans payable, net	271,895	254,724
Accounts payable, accrued expenses and other liabilities	35,499	36,617
Deferred income	21,525	22,840
Dividends and distributions payable	24,908	24,162
Total liabilities	1,705,530	1,685,421
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 50,000,000 shares authorized, 24,819,641 and 24,551,168 shares issued and outstanding, respectively	248	245
Additional paid-in capital	465,394	459,222
Distributions in excess of accumulated earnings	(362,408)	(337,708)
Accumulated other comprehensive income	2,861	1,061
Total Saul Centers, Inc. equity	291,095	307,820
Noncontrolling interests	175,843	169,437
Total equity	466,938	477,257
Total liabilities and equity	$2,172,468	$2,162,678

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2026	2025	2026	2025
Revenues
Rental revenue	$76,953	$70,679	$229,153	$210,652
Other	1,464	1,325	4,314	4,042
Total revenue	78,417	72,004	233,467	214,694
Expenses
Property operating expenses	13,926	12,024	43,217	37,190
Real estate taxes	8,716	8,154	25,991	24,154
Interest expense, net	20,266	17,066	59,950	50,633
Depreciation and amortization	16,148	14,106	48,102	42,727
General and administrative	6,772	6,658	20,029	19,085
Total expenses	65,828	58,008	197,289	173,789
Gain on disposition of property	53	—	53	120
Net income	12,642	13,996	36,231	41,025
Noncontrolling interests
Income attributable to noncontrolling interests	(3,169)	(3,507)	(8,887)	(10,017)
Net income attributable to Saul Centers, Inc.	9,473	10,489	27,344	31,008
Preferred stock dividends	(2,798)	(2,798)	(8,395)	(8,395)
Net income available to common stockholders	$6,675	$7,691	$18,949	$22,613
Per share net income available to common stockholders
Basic and diluted	$0.27	$0.32	$0.78	$0.93

www.SaulCenters.com

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2026	2025	2026	2025
Net income	$12,642	$13,996	$36,231	$41,025
Subtract:
Gain on disposition of property	(53)	—	(53)	(120)
Add:
Real estate depreciation and amortization	16,148	14,106	48,102	42,727
FFO	28,737	28,102	84,280	83,632
Subtract:
Preferred stock dividends	(2,798)	(2,798)	(8,395)	(8,395)
FFO available to common stockholders and noncontrolling interests	$25,939	$25,304	$75,885	$75,237
Weighted average shares and units:
Basic	35,992	35,057	35,760	34,863
Diluted	36,031	35,069	35,805	34,880
Basic and diluted FFO per share available to common stockholders and noncontrolling interests	$0.72	$0.72	$2.12	$2.16

(1)The National Association of Real Estate Investment Trusts ("Nareit") developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by Nareit as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

www.SaulCenters.com

Reconciliation of revenue to same property revenue (2)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2026	2025	2026	2025
Total revenue	$78,417	$72,004	$233,467	$214,694
Revenue adjustments (1)	(2,726)	(2,050)	(7,568)	(7,145)
Acquisitions, dispositions and development properties	(2,283)	—	(5,053)	—
Total same property revenue	$73,408	$69,954	$220,846	$207,549

Shopping Centers	$48,626	$46,204	$146,222	$139,780
Mixed-Use properties	24,782	23,750	74,624	67,769
Total same property revenue	$73,408	$69,954	$220,846	$207,549

Total Shopping Center revenue	$48,626	$46,204	$146,222	$139,780
Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total Shopping Center same property revenue	$48,626	$46,204	$146,222	$139,780

Total Mixed-Use property revenue	$27,065	$23,750	$79,677	$67,769
Mixed-Use acquisitions, dispositions and development properties	(2,283)	—	(5,053)	—
Total Mixed-Use same property revenue	$24,782	$23,750	$74,624	$67,769

(1)Revenue adjustments are straight-line base rent and amortization of premiums and discounts related to above/below market leases.
(2)Same property revenue is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue less straight-line base rent and amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties minus the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company's properties but does not measure the Company's performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company's operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company's funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company's properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated by operating the Company's properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company's same property revenue may not be comparable to those of other REITs.

Mixed-Use same property revenue is composed of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2026	2025	2026	2025
Residential Mixed-Use properties (residential activity) (1)	$13,120	$12,298	$39,576	$34,422
Office Mixed-Use properties (2)	9,456	9,673	28,671	29,251
Residential Mixed-Use properties (retail activity) (3)	2,206	1,779	6,377	4,096
Total Mixed-Use same property revenue	$24,782	$23,750	$74,624	$67,769

(1)Includes Clarendon South Block, The Waycroft, Park Van Ness and The Milton at Twinbrook Quarter.
(2)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square.
(3)Includes The Waycroft, Park Van Ness and Twinbrook Quarter Phase I.

www.SaulCenters.com

Reconciliation of net income to same property net operating income (2)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2026	2025	2026	2025
Net income	$12,642	$13,996	$36,231	$41,025
Interest expense, net	20,266	17,066	59,950	50,633
Depreciation and amortization	16,148	14,106	48,102	42,727
General and administrative	6,772	6,658	20,029	19,085
Gain on disposition of property	(53)	—	(53)	(120)
Revenue adjustments (1)	(2,726)	(2,050)	(7,568)	(7,145)
Total property net operating income	53,049	49,776	156,691	146,205
Acquisitions, dispositions, and development properties	(761)	—	(308)	—
Total same property net operating income	$52,288	$49,776	$156,383	$146,205

Shopping Centers	$37,416	$35,759	$110,449	$106,328
Mixed-Use properties	14,872	14,017	45,934	39,877
Total same property net operating income	$52,288	$49,776	$156,383	$146,205

Shopping Center property net operating income	$37,416	$35,759	$110,449	$106,328
Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total Shopping Center same property net operating income	$37,416	$35,759	$110,449	$106,328

Mixed-Use property net operating income	$15,633	$14,017	$46,242	$39,877
Mixed-Use acquisitions, dispositions and development properties	(761)	—	(308)	—
Total Mixed-Use same property net operating income	$14,872	$14,017	$45,934	$39,877

(1)Revenue adjustments are straight-line base rent and amortization of premiums and discounts related to above/below market leases.
(2)Same property net operating income is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property net operating income as net income plus (a) interest expense, net, (b) depreciation and amortization, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on the early extinguishment of debt minus (f) gains on property dispositions, (g) straight-line base rent, (h) amortization of above/below market premiums and discounts related to leases acquired in connection with purchased real estate investment properties and (i) the net operating income of properties that were not in operation for the entirety of the comparable periods. Same property net operating income is a measure of the operating performance of the Company's properties but does not measure the Company's performance as a whole. Same property net operating income should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance. Management considers same property net operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company's funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company's properties. Management believes the exclusion of these items from property net operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company's properties. Other REITs may use different methodologies for calculating same property net operating income. Accordingly, same property net operating income may not be comparable to those of other REITs.

Mixed-Use same property net operating income is composed of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2026	2025	2026	2025
Residential Mixed-Use properties (residential activity) (1)	$7,730	$7,097	$23,834	$19,329
Office Mixed-Use properties (2)	5,593	5,856	17,696	18,182
Residential Mixed-Use properties (retail activity) (3)	1,549	1,064	4,404	2,367
Total Mixed-Use same property net operating income	$14,872	$14,017	$45,934	$39,878

(1)Includes Clarendon South Block, The Waycroft, Park Van Ness and The Milton at Twinbrook Quarter.
(2)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square.
(3)Includes The Waycroft, Park Van Ness and Twinbrook Quarter Phase I.

www.SaulCenters.com